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                                                                Exhibit 10 (xxv)

                     SEVERANCE AGREEMENT AND MUTUAL RELEASE

      This Severance Agreement and Mutual Release ("Agreement") is entered into between MARY ANN CORRIGAN-DAVIS ("EMPLOYEE") and AMERICAN GREETINGS CORPORATION, an Ohio corporation ("AG" or "Company"), on the date set forth at the signature lines below, arising out of the employment relationship between EMPLOYEE and AG. This Agreement will not become effective and irrevocably binding until seven (7) days after it is signed by EMPLOYEE. EMPLOYEE may revoke this Agreement at any time prior to the expiration of such seven (7) days. A revocation must be in writing and it must be received by the Company by the close of business on the seventh day.

      In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

      1. EMPLOYEE hereby acknowledges termination of employment with the Company effective as of the close of business on February 28, 2005 ("Severance Date").

      2. Commencing on the Severance Date and upon EMPLOYEE signing a release prepared by the Company in the form of paragraph 8, and provided that EMPLOYEE has not resigned prior to the Severance Date, EMPLOYEE will receive the following benefits from the Company:

            a. Severance pay in the amount of $28,335.41 per month for 36 months beginning on March 15, 2005, and continuing on the 15th day of each month thereafter through February 15, 2008, less applicable deductions, including deductions for health care coverage. Any payments due before the effective date of this Agreement shall be payable within ten (10) days after the effective date. The Company reserves the right to pay any portion of the severance pay in a lump sum, at the Company's discretion. In the event the Company exercises its right to make a lump sum payment, such payment shall be increased ("grossed up") in the amount necessary to eliminate any adverse tax consequences to EMPLOYEE.

            b. Continued health care coverage, concurrently with COBRA, in the plan in which EMPLOYEE is enrolled at the Severance Date, at the Senior Vice President active employee payroll deduction rate, as it may be changed from time-to-time, through February 28, 2008; and from March 1, 2008 through December 31, 2018, EMPLOYEE will continue to be eligible for health care coverage at the Senior Vice President active employee rate on a pre-tax basis, as it may be changed from time-to-time; and thereafter, EMPLOYEE shall be eligible for retiree health care coverage on the terms then in effect. The period through February 28, 2008, shall be considered as active employment for purposes of qualifying for retiree health care

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            c. EMPLOYEE will be eligible to participate in the Key Management
      Annual Incentive Plan for Fiscal Year 2005, at no less than a "Meets Expectations" evaluation level.

            d. AG will pay for up to six (6) months of outplacement services to assist EMPLOYEE in seeking employment. The service provider will be mutually agreed upon by Company and EMPLOYEE. The Company will make direct payments to the service provider. EMPLOYEE may use, and the Company will pay for, these outplacement services anytime before February 28, 2008.

            e. EMPLOYEE will have continued use of EMPLOYEE's company car (or a replacement car in February 2005 pursuant to the Company's executive car policy) through February 28, 2008, at which time EMPLOYEE will return the car to AG unless EMPLOYEE exercises the option to purchase the car at a discount of $500 below the car's residual value;

            f. EMPLOYEE will continue to be covered under the Company's Executive Life Insurance Plan through February 28, 2008;

            g. Stock options granted to EMPLOYEE prior to the Severance Date will continue to vest according to the terms of the American Greetings Stock Option Plan(s) through February 28, 2008, as if EMPLOYEE were actively employed. Vested stock options shall be exercisable through May 30, 2008. In the event of EMPLOYEE's death prior to February 28, 2008, all vested options of EMPLOYEE may be exercised by EMPLOYEE's beneficiary(ies), who may exercise such options for a period of one (1) year following EMPLOYEE's death.

            h. Company will pay EMPLOYEE $5000 for transition expenses.

            i. The Company agrees to remove EMPLOYEE as an officer and/or director of any subsidiary or affiliated company in which she held such a position. The Company agrees to continue to insure EMPLOYEE under its officers and directors liability insurance policy for any claim based on any act while she was an officer and/or director of the Company, and to indemnify, protect and defend any claim or lawsuit naming EMPLOYEE as a defendant arising from or related to her employment with the Company or her status as an officer or director of the Company or any of its subsidiaries, as provided in the Company's corporate regulations and bylaws, as they may be amended from time to time.

      3. If EMPLOYEE is re-employed by Company, in any capacity other than a temporary or part time assignment, prior to receipt of all the severance benefits provided in paragraph 2, EMPLOYEE will forfeit any unpaid severance benefits.

      4. EMPLOYEE acknowledges that as of the Severance Date EMPLOYEE will cease to be an employee of AG and thereafter will not be eligible for or receive any benefits of employment from AG other than those benefits described in this Agreement; provided, however,

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that this Agreement does not waive any benefits EMPLOYEE may be eligible to receive under the Company's Supplemental Executive Retirement Plan ("SERP"), any stock option plan, deferred compensation plan, health plan, or the Retirement Profit Sharing and Savings Plan.

            a. For purposes of calculating "Final Average Compensation", as that term is used in paragraph 2.10 of the Company's SERP, the payments received under paragraph 2.a. of this Agreement during the period February 15, 2005 through February 15, 2008 shall be considered "Compensation" for the purpose of determining EMPLOYEE's two calendar years which will afford the highest average compensation.

      5. Notwithstanding any other provision of this Agreement, EMPLOYEE acknowledges that the benefits EMPLOYEE will receive under paragraph 2 above are greater than those benefits EMPLOYEE would have been entitled to receive upon termination in the absence of this Agreement.

      6. This Agreement is offered as part of an exit incentive or other employment termination program (the "Program"). Information concerning eligibility and selection for the Program that is required to be provided under the federal age discrimination in employment laws is enclosed with this Agreement. EMPLOYEE acknowledges receipt of the information.

      7. It is agreed by EMPLOYEE that this Agreement, the benefits, including all benefits set forth in paragraph 2 above, and all other terms of this Agreement, are each confidential information and shall not be disclosed or revealed to any person other than EMPLOYEE's attorneys, accountants, tax advisors, and immediate family members (who must be informed of and agree to be bound by the terms of this paragraph), any governmental taxing authority, or pursuant to subpoena, court order or as otherwise required by law; provided however that Company may disclose the terms to comply with any governmental or regulatory disclosure obligation.

      8. With respect to any and all events arising out of or related to the employment relationship between EMPLOYEE and the Company occurring on or before the Severance Date, EMPLOYEE hereby releases and forever discharges Company and its agents, officers, directors, employees, subsidiaries, divisions, affiliates, successors and assigns (collectively "AG Releasees") from any and all claims and/or causes of action, known or unknown, arising (i) from or during EMPLOYEE 's employment with the Company or (ii) as a result of the termination of that employment; and EMPLOYEE hereby covenants and agrees that she will not assert any such claims and/or causes of action against any AG Releasee, including but not limited to (i) claims and/or causes of action arising under the Age Discrimination in Employment Act (29 U.S.C. Sec. 621 et seq.); (ii) claims and/or causes of action arising under federal, state or local laws, including but not limited to those prohibiting employment discrimination on the basis of race, color, national origin, religion, sex, age, disability or otherwise; (iii) claims and/or causes of action growing out of any legal restrictions on AG's right to terminate its employees, including breach of contract, discharge in violation of public policy, or promissory estoppel; or (iv) tort claims and/or causes of action, including infliction of emotional distress, defamation, libel or slander.

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      Likewise, with respect to any and all events arising out of or related to the employment relationship between EMPLOYEE and the Company occurring on or before the Severance Date, the Company hereby releases and forever discharges EMPLOYEE, her heirs, administrators, executors, successors and assigns (collectively, "Employee Releasees") from any and all claims and/or causes of action, known or unknown, arising from or relating to EMPLOYEE'S employment with AG, known or unknown, whether in tort, contract or any other legal theory.

      9. EMPLOYEE represents and warrants that EMPLOYEE has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair Employee's performance of any part of this Agreement.

      10. EMPLOYEE agrees that in the event that EMPLOYEE breaches any of the terms of this agreement, EMPLOYEE will be liable for any damages incurred by the AG Releasees as a result of the breach. Additionally, in the event EMPLOYEE breaches her obligations under paragraphs 11 and 12 of this Agreement, she will forfeit any payments then remaining due to her under paragraph 2 of this Agreement. In the event AG breaches any term of this Agreement, AG will be liable for any damages incurred by Employee Releasees.

      11. EMPLOYEE acknowledges that EMPLOYEE has an obligation of confidence and nondisclosure with respect to any and all confidential information and trade secrets that EMPLOYEE acquired during the course of employment with Company. This obligation of confidence and non-disclosure extends to both Company information and third-party information held by the Company in confidence, and this obligation continues after the Severance Date. EMPLOYEE is prohibited from using or disclosing such information.

      12. EMPLOYEE agrees that from the Severance Date through February 28, 2008, EMPLOYEE shall not be employed directly or indirectly in any capacity or work as a consultant or independent contractor for any person, firm or company in the greeting card, stationery, gift wrap or party goods industry in any capacity similar to that held by EMPLOYEE while employed with the Company.

      13. Any dispute arising out of or relating to this Agreement or EMPLOYEE's employment shall be resolved pursuant to the Company's alternative dispute resolution program known as "Solutions" and the arbitration provided for under the Solutions program shall be final and binding upon the parties, except for any appeal permitted by law; provided however, that in the event that the Company seeks injunctive relief to enforce its rights under paragraphs 11 or 12 of this Agreement, the parties consent to the jurisdiction of the state or federal court in Cuyahoga County, Ohio without regard to the mediation and arbitration provisions of the Solutions program.

      14. For 90 days after the Severance Date, EMPLOYEE agrees to provide and cooperate promptly with any reasonable request by the Company to provide such information, signatures, or certifications (as to matters upon which Employee can truthfully certify) that may be required for, or otherwise relate to, the Company's compliance with federal, state or local

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laws or regulatory requirements. The Company shall reimburse EMPLOYEE for all reasonable expenses related to compliance with this paragraph.

      15. EMPLOYEE agrees that she will not make any oral or written statements that either generally or specifically disparage the Company, its employment practices, business, products, conduct or policies, or its employees, directors, or agents. AG agrees that it shall not make any oral or written statements that either generally or specifically disparage EMPLOYEE or her professional competence or employability. In addition, the Company will provide EMPLOYEE with twenty (20) original counterparts of a favorable letter of recommendation signed by Zev Weiss in a form to be agreed upon by the parties within 30 days of the Severance Date.

      16. (a) This Agreement constitutes the entire understanding between EMPLOYEE and the Company relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with EMPLOYEE's employment with AG. This Agreement may not be changed, modified, or altered without the express written consent of EMPLOYEE and an officer of AG.

            (b) AG's or EMPLOYEE'S failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive AG or EMPLOYEE of its or her right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by EMPLOYEE or by an officer of AG.

            (c) This Agreement shall be construed in accordance with the laws of the State of Ohio. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.

      17. EMPLOYEE is hereby advised and encouraged to consult an attorney prior to executing this Agreement. EMPLOYEE acknowledges that if EMPLOYEE has executed this Agreement without consulting an attorney, EMPLOYEE has done so knowingly, voluntarily and contrary to the express advice herein.

      18. EMPLOYEE acknowledges that EMPLOYEE has been given at least forty-five
(45) days from the date EMPLOYEE first received this Agreement, which date was on or before December 9, 2004, during which to consider this Agreement. EMPLOYEE understands that the offer made to EMPLOYEE by this Agreement remains open for at least forty-five (45) days, and that EMPLOYEE may accept the offer at any time through February 28, 2005. If EMPLOYEE does not accept this Agreement on or before that date, the offer set forth in this Agreement is automatically rescinded unless AG expressly notifies EMPLOYEE in writing otherwise.

      19. The obligations of the Company to pay EMPLOYEE pursuant to paragraph 2(a) above shall, in the event of the death of EMPLOYEE prior to February 28, 2008 be payable to EMPLOYEE'S designated beneficiary, her husband, Edward J. Davis, which designation may be changed from time to time by EMPLOYEE by written notice to the Company.

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      20. Any notices required in the performance of this Agreement shall be sent to the following persons by certified mail, return receipt requested:

      If to Company:                 American Greetings Corporation
                                     One American Road
                                     Cleveland, Ohio 44144
                                     Attn: Catherine Kilbane, General Counsel

      With a copy to:                American Greetings Corporation
                                     One American Road
                                     Cleveland, Ohio 44144
                                     Attn: Vice President/Human Resources

      If to EMPLOYEE:                Mary Ann Corrigan-Davis
                                     2373 Chapparal North
                                     Westlake, Ohio 44145

      With a copy to:                Robert J. Valerian, Esq.
                                     Kahn Kleinman, LPA
                                     2600 Erieview Tower
                                     Cleveland, Ohio 44114-1824

      21. All announcements by the Company regarding EMPLOYEE, both internal and external, except for any filings made by the Company with any government or regulatory agency shall be mutually agreed upon by the Company and EMPLOYEE prior to distribution.

      22. After the Severance Date, for a period of 90 days, any telephone calls received at the Company for EMPLOYEE will be referred to EMPLOYEE's current assistant, who will then inform the caller that EMPLOYEE is no longer with the Company and will offer a telephone number where EMPLOYEE may be reached.

      23. The Company warrants to Employee that the individual signing this Agreement on behalf of the Company has full authority to do so.

AMERICAN GREETINGS CORPORATION

By: /s/ Catherine Kilbane                               Date: 2-28-05
    -------------------------------------

/s/ Mary Ann Corrigan-Davis                             Date: 28 Feb. 2005
-----------------------------------------
      Mary Ann Corrigan-Davis

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